Exhibit 99.1

MKS Instruments Promotes Dr. John T.C. Lee to President

May 9, 2018

ANDOVER, Mass., May 09, 2018 (GLOBE NEWSWIRE) — MKS Instruments, Inc. (NASDAQ:MKSI), a global provider of technologies that enable advanced processes and improve productivity, today announced the promotion of Dr. John T.C. Lee to the position of President, effective May 9, 2018. Dr. Lee will continue in his current role as Chief Operating Officer.

Dr. Lee brings over 25 years of experience in technology industries, including semiconductor and solar as well as plasma processing research, at leading technology companies including Applied Materials, Lucent Technologies and AT&T Bell Labs. He joined MKS in 2007 and has progressed through the organization, into his most recent role of Senior Vice President and Chief Operating Officer.

Dr. Lee previously directed the Company’s Vacuum and Analysis Division, and prior to that, managed various MKS business units, including those relating to automation and control, integrated process solutions, pressure measurement and control, flow measurement and control, and valve solutions. He holds a B.S. from Princeton University and both an M.S.C.E.P. and Ph.D. from the Massachusetts Institute of Technology, all in Chemical Engineering.

Dr. Lee will report to Gerald G. Colella, Chief Executive Officer. “John’s hard work, dedication and commitment have led to this most deserved role. This change will help MKS further sharpen our focus on many new growth opportunities ahead and integration of our technology offerings,” Colella said.

About MKS Instruments

MKS Instruments, Inc. is a global provider of instruments, subsystems and process control solutions that measure, monitor, deliver, analyze, power, and control critical parameters of advanced manufacturing processes to improve process performance and productivity. Our products are derived from our core competencies in pressure measurement and control, flow measurement and control, gas and vapor delivery, gas composition analysis, residual gas analysis, leak detection, control technology, ozone generation and delivery, RF & DC power, reactive gas generation, vacuum technology, lasers, photonics, sub-micron positioning, vibration control, and optics. Our primary served markets include semiconductor capital equipment, general industrial, life sciences, and research. Additional information can be found at www.mksinst.com.

Company Contact: Seth H. Bagshaw

Senior Vice President, Chief Financial Officer and Treasurer

Telephone: 978.645.5578

Investor Relations Contact: The Blueshirt Group

Monica Gould

Telephone: 212.871.3927

Email: monica@blueshirtgroup.com

Lindsay Savarese

Telephone: 212.331.8417

Email: lindsay@blueshirtgroup.com

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Source: MKS Instruments, Inc.